Amendment to the Wyeth Deferred Compensation Plan

The Wyeth Deferred Compensation Plan, as amended and restated as of November 20, 2003, is further amended, effective as of January 1, 2005 (unless otherwise provided), by adding the following Section Fourteen immediately following Section Thirteen.

"SECTION FOURTEEN—SECTION 409A AMENDMENTS

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided), the Plan is amended as set forth in this Section Fourteen in order to avoid adverse or unintended tax consequences under Section 409A of the Code and the applicable rules and regulations thereunder to any Participant. The provisions of this Section Fourteen shall apply to the portion of a Participant's Deferral Account that is not both earned and vested as of December 31, 2004 (the "409A Deferral Account"), notwithstanding any contrary provision of the Plan, and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Section Fourteen and such other provisions. References to Sections are references to sections in the Plan, unless otherwise provided.

(a)          Deferral Elections. An Employee of the Company who first becomes eligible to participate in the Plan on or after January 1, 2005 and on or prior to March 15, 2005 shall be permitted to elect, at any time on or prior to March 15, 2005, in accordance with procedures established by the Administrator and Q&A 21 of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service ("Notice 2005-1"), to defer his Base Salary earned in the calendar year beginning on January 1, 2005 and/or Bonus Compensation earned in the calendar year beginning on January 1, 2004 or January 1, 2005; provided, however, that the Base Salary and/or Bonus Compensation to which such election relates has not been paid or become payable at the time of such election.

(b)	Payment Elections.

(1)          Effective as of December 1, 2005, a Participant who elected in 2004 to defer Bonus Compensation earned in 2005 and payable in 2006 shall be permitted to elect by no later than December 31, 2005 to change the time and/or form of payment previously elected for such 2005 Bonus Compensation to another time and/or form of payment permitted under the Plan.

(2)          With respect to amounts previously deferred in the 409A Deferral Account, a Participant shall be permitted to make, through December 31, 2006, a re-deferral election or an election to change the time and/or form of payment, to the extent such election is permitted under the terms of the Plan; provided, however, that such election shall apply solely to amounts that would not otherwise be payable in 2006 and shall not cause any amount to be paid in 2006 that would not otherwise be payable in 2006.

(3)          Except as otherwise provided in Section 14(c)(1), payment elections pursuant to this Section 14(b) shall be deemed pursuant to Q&A 19(c) of Notice 2005-1, as amended by the preamble to the proposed Treasury Regulations under Section 409A of the Code, issued on September 29, 2005.

(c)	Termination of Participation; Cancellation of Deferral Election.

(1)          Effective as of December 1, 2005, a Participant who elected in 2004 to defer Bonus Compensation earned in 2005 and payable in 2006 shall be permitted to elect by no later than December 31, 2005, in accordance with procedures established by the Administrator, to cancel, in whole or in part, his deferral election under the Plan with respect to his Bonus Compensation earned in 2005 and payable in 2006.

(2)          The Committee shall be permitted, in 2005, to the extent it deems necessary or advisable under Section 409A, to cancel any 2005 deferral election and/or terminate a Participant's participation in the Plan solely with respect to his 409A Deferral Account; provided that amounts subject to such cancellation or termination be distributed by the later of December 31, 2005 and the date on which such amounts are earned and vested.

(3)          Any termination of participation or cancellation of a deferral election pursuant to this Section 14(c) shall be deemed pursuant to Q&A 20(a) of Notice 2005-1.

(d)          General Rules. Notwithstanding anything in this Section Fourteen to the contrary:

(1)          Distribution of a Participant's 409A Deferral Account shall be made in accordance with the provisions of Section 409A of the Code and, to the extent that such payments are issued in connection with a Participant's separation from service (within the meaning of Section 409A of the Code) for any reason other than death, such payment shall be delayed for six months and one day to the extent the Administrator determines that such delay is necessary to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code.

(2)          With respect to a Participant's 409A Deferral Account, the Retirement Committee of Wyeth shall have the unilateral right to amend or modify the Plan, any Participant elections under the Plan and the time and manner of any payment of benefits under the Plan in accordance with Section 409A of the Code, in each case, without the consent of any employee or Participant, to the extent that the Retirement Committee or the Administrator, as the case may be, deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code. Any determinations made by the Retirement Committee under this Section 14(d)(2) shall be final, conclusive and binding on all persons."

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Except as set forth herein, the Plan remains in full force and effect.